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                         PARENT GUARANTY



     This PARENT GUARANTY (the "Guaranty"), dated as of May 2, 2000, made by Alpharma Inc., a Delaware corporation (together with its successors and assigns, the "Parent Guarantor"), in favor of the Banks party to the Credit Agreement (as defined below), First Union National Bank, as Administrative Agent (the "Administrative Agent") under the Credit Agreement, the Syndication Agent party to the Credit Agreement and the Co-Arrangers party to the Credit Agreement, (the Banks the Co-Arrangers and the Administrative Agent, collectively, the "Guaranteed Parties" and individually a "Guaranteed Party").

                      W I T N E S S E T H:

     WHEREAS, pursuant to that certain Credit Agreement, dated as of May 2, 2000, by and among Alpharma U.S. Inc., (the "Borrower"), Alpharma Inc., as Parent Guarantor, the Subsidiary Guarantors party thereto, the Banks party thereto, First Union National Bank, as Administrative Agent, Summit Bank, as Syndication Agent and Den norske Bank ASA, as Documentation Agent(as amended, restated, modified or supplemented from time to time hereafter) (the "Credit Agreement"), such Banks have agreed to make certain loans to Borrower; and

     WHEREAS, it is a condition precedent to the Initial  Funding
Date under the Credit Agreement that the Parent Guarantor shall have executed and delivered this Guaranty;

     NOW, THEREFORE, in consideration of the premises and in order to induce the Banks to make the loans under the Credit Agreement, the Parent Guarantor hereby agrees as follows (with capitalized terms used herein and not otherwise defined used with the meaning ascribed thereto in the Credit Agreement):

     SECTION 1 Guaranty. The Parent Guarantor hereby unconditionally and irrevocably guarantees to the Administrative Agent the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Borrower now or hereafter existing under the Credit Agreement and the other Loan Documents, and becomes surety, as though it was a primary obligor for, the full and punctual payment and performance when due (whether on demand, at stated maturity, by acceleration, or otherwise and including any amounts which would become due but for the operation of an automatic stay under the federal bankruptcy code of the United States or any similar laws of any country or jurisdiction) of all Guaranteed Obligations, including, without limiting the generality of the foregoing, all obligations, liabilities, and indebtedness from time to time of the Borrower or the Parent Guarantor to the Administrative Agent or any of the Banks or any Affiliate of any Bank under or in connection with the Credit Agreement, any other Loan Document, or any Swap Agreement (used herein as defined in the Credit Agreement) entered into between any Guaranteed Party and any Loan Party whether for principal, interest, fees, indemnities, expenses, or otherwise, and all refinancings or refundings thereof, whether such obligations, liabilities, or indebtedness are direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising (and including obligations, liabilities, and indebtedness arising or accruing after the commencement of any bankruptcy, insolvency, reorganization, or similar proceeding with respect to the Borrower or the Parent Guarantor or which would have arisen or accrued but for the commencement of such proceeding, even if the claim for such obligation, liability, or indebtedness is not enforceable or allowable in such proceeding, and including all obligations, liabilities, and indebtedness arising from any extensions of credit under or in connection with the Loan Documents from time to time, regardless whether any such extensions of credit are in excess of the amount committed under or contemplated by the Loan Documents or are made in circumstances in which any condition to extension of credit is not satisfied) (all of the foregoing obligations, liabilities and indebtedness are referred to herein collectively as the "Guaranteed Obligations" and each as a "Guaranteed Obligation"). Without limitation of the foregoing, any of the Guaranteed Obligations shall be and remain Guaranteed Obligations entitled to the benefit of this Guaranty if the Administrative Agent or any of the Banks (or any one or more assignees or transferees thereof) from time to time assign or otherwise transfer all or any portion of their respective rights and obligations under the Loan Documents, or any other Guaranteed Obligations, to any other Person.

SECTION 2 Guaranty Absolute. The Parent Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Agreement and the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Guaranteed Party with respect thereto.
The liability of the Parent Guarantor under this Guaranty shall be absolute and unconditional irrespective of:
     (a) any lack of genuineness, legality, allowability, validity or enforceability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise), or subordination, in whole or in part, of any of the Loan Documents (including this Guaranty) or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the Loan Documents;
(c) any exchange, release or nonperfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Guaranteed Obligations; or
(d) any other circumstance which might otherwise constitute a defense available to, or a discharge of, the Borrower, a Subsidiary Guarantor or other guarantor.
     SECTION 3 Waiver. The Parent Guarantor hereby waives all notices with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Guaranteed Party protect, secure, perfect or insure any security interests or lien on any property subject thereto or exhaust any right or take any action against the Borrower, or any other person or entity or any collateral.

SECTION 4 Subrogation.
     (a) The Parent Guarantor shall not exercise any rights which it may have acquired by way of subrogation under this Guaranty, by any payment made hereunder or otherwise nor shall the Parent Guarantor seek any reimbursement from the Borrower in respect of payments made by the Parent Guarantor hereunder, unless and until all of the Guaranteed Obligations shall have been paid and discharged, in full, and if any payment shall be made to the Parent Guarantor on account of such subrogation or reimbursement rights at any time when the Guaranteed Obligations shall not have been paid and discharged, in full, each and every amount so paid shall forthwith be paid to the Administrative Agent to be credited and applied against the Guaranteed Obligations, whether matured or unmatured.

(b) If, pursuant to applicable Law, the Parent Guarantor, by payment or otherwise, becomes subrogated to all or any of the rights of the Guaranteed Parties under any of the Loan Documents, the rights of the Guaranteed Parties to which the Parent Guarantor shall be subrogated shall be accepted by the Parent Guarantor "as is" and without any representation or warranty of any kind by the Guaranteed Parties, express or implied, with respect to the legality, value, validity or enforceability of any such rights, or the existence, availability, value, merchantability or fitness for any particular purpose of any collateral and shall be without recourse to the Guaranteed Parties.
     SECTION 5 Representations and Warranties. The Parent Guarantor hereby represents and warrants as follows:

     (a) Incorporation and Good Standing. It is (i) a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; and (ii) duly qualified and in good standing as a foreign corporation under the laws of each other jurisdiction in which the failure so to quality would have a Material Adverse Effect.

(b) Corporate Power and Authorization. The execution, delivery and performance by the Parent Guarantor of this Guaranty are within the Parent Guarantor's corporate powers, have been duly authorized by all necessary corporate action, do not contravene the Parent Guarantor's charter or by-laws, any law or any contractual restriction binding on or affecting and material to the Parent Guarantor, and do not result in or require the creation of any Lien upon or with respect to any of its properties.
(c) Authorization. No authorization, consent or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for the due execution, delivery and performance by the Parent Guarantor of this Guaranty, other than (i) consents, authorizations and approvals that have been obtained, are final and not subject to review on appeal or to collateral attack, and are in full force and effect, (ii) notices, filings or registrations that have been given or effected, and (iii) the filing of copies of Loan Documents with the Securities and Exchange Commission as exhibits to its public filings.
(d) Valid Guaranty. This Guaranty is a legal, valid and binding obligation of the Parent Guarantor, enforceable against the Parent Guarantor in accordance with its terms, except where such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditor's rights generally or equitable principles relating to enforceability.
(e) Litigation. There is no pending or threatened action or proceeding affecting the Parent Guarantor or its Subsidiaries before any court, governmental agency or arbitrator, in which, individually or in the aggregate, there is a reasonable probability of an adverse decision which could have a Material Adverse Effect or result in a Material Credit Agreement Change.
(f) Taxes. All federal, and all material state, local and foreign tax returns, reports and statements required to be filed by the Parent Guarantor or any of its Subsidiaries have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed. All consolidated, combined or unitary returns which include the Parent Guarantor or any of its Subsidiaries have been filed with the appropriate governmental agencies in all jurisdictions in which such returns, reports and statements are required to be filed except where such filing is being contested or may be contested. All federal, and all material state, local and foreign taxes, charges and other impositions of the Parent Guarantor, its Subsidiaries or any consolidated, combined or unitary group which includes the Parent Guarantor or any of its Subsidiaries which are due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of the Parent Guarantor or such Subsidiary in accordance with GAAP. Proper and accurate amounts have been withheld by or on behalf of the Parent Guarantor and each of its Subsidiaries from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective governmental agencies, in all material respects. Neither the Parent Guarantor nor any of its Tax Affiliates has agreed or has been requested to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise relating to the Borrower or any of its Subsidiaries which will affect a taxable year of the Parent Guarantor or a Tax Affiliate ending after December 31, 1998, which has not been reflected in the financial statements delivered pursuant to Section 6(g) of the UBN Parent Guaranty and which would have a Material Adverse Effect. The Parent Guarantor has no obligation to any Person other than the Borrower and the Parent Guarantor's Subsidiaries under any tax sharing agreement or other tax sharing arrangement.
(g) Financial Information. (i) The reports of the Parent Guarantor on Form 10-K for the Fiscal Year ended December 31, 1999, which has been furnished to the Administrative Agent and each Bank, are respectively complete and correct in all material respects as of such respective dates, and the financial statements therein have been prepared in accordance with GAAP and fairly present the financial condition and results of operations of the Parent Guarantor and its consolidated Subsidiaries as of such respective dates.
          (ii) Since December 31, 1999 there has been no Material Adverse Change or Material Credit Agreement Change.

          (iii) None of the Parent Guarantor or any Subsidiary of the Parent Guarantor had at March 31, 2000 any obligation, contingent liability, or liability for taxes or long-term leases material to the Parent Guarantor and its Subsidiaries taken as a whole which is not reflected in the balance sheets referred to in subsection (i) above or in the notes thereto.

     (h)  ERISA.

          (i) No liability under Sections 4062, 4063, 4064 or 4069 of ERISA has been or is expected by the Parent Guarantor to be incurred by the Parent Guarantor or any ERISA Affiliate with respect to any Plan which is a Single-Employer Plan in an amount that could reasonably be expected to have a Material Adverse Effect.

(ii) No Plan which is a Single-Employer Plan had an accumulated funding deficiency, whether or not waived, as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof. Neither the Parent Guarantor nor any ERISA Affiliate is
(A) required to give security to any Plan which is a Single-Employer Plan pursuant to Section 401(a)(29) of the Code or
Section 307 of ERISA, or (B) subject to a Lien in favor of such a Plan under Section 302(f) of ERISA.
(iii) Each Plan of the Parent Guarantor, each of its Subsidiaries and each of its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code, except where the failure to comply would not result in any Material Adverse Effect.
(iv) Neither the Parent Guarantor nor any of its Subsidiaries has incurred a tax liability under Section 4975 of the Code or a penalty under Section 502(i) of ERISA in respect of any Plan which has not been paid in full, except where the incurrence of such tax or penalty would not result in a Material Adverse
Effect.
(v) None of the Parent Guarantor, any of its Subsidiaries or any ERISA Affiliate has incurred or reasonably expects to incur any Withdrawal Liability under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan which will result in Withdrawal Liability to the parent Guarantor, any of its Subsidiaries or any ERISA Affiliate in an amount that could reasonably be expected to have a Material Adverse Effect.
     (i) No Defaults. Neither the Parent Guarantor nor any of its Subsidiaries is in breach of or default under or with respect to any instrument, document or agreement binding upon the Parent Guarantor or such Subsidiary which breach or default is reasonably probable to have a Material Adverse Effect or result in the creation of a Lien on any Property of the Parent Guarantor or its Subsidiaries.

(j) Disclosure. All written information relating to the Parent Guarantor and any of its Subsidiaries which has been delivered by or on behalf of the Parent Guarantor or the Borrower to the Administrative Agent or the Banks in connection with the Loan Documents and all financial and other information furnished to the Administrative Agent is true and correct in all material respects and contains no misstatement of a fact of a material nature. Any financial projections and other information regarding anticipated future plans or developments contained therein was based upon the Parent Guarantor's best good faith estimates and assumptions at the time they were prepared.
(k) Subsidiaries. (i) Schedule 5(k) hereto sets forth all of the Subsidiaries, their jurisdictions of incorporation and the percentages of the various classes of their capital stock owned by the Parent Guarantor or another Subsidiary of the Parent Guarantor, (ii) the Parent Guarantor or another Subsidiary, as the case may be, has the unrestricted right to vote, and to receive dividends and dividends on, all capital stock indicated on such Schedule as owned by the Parent Guarantor or such Subsidiary (subject to limitations imposed by applicable Law or the Loan Documents) and (iii) such capital stock has been duly authorized and issued and is fully paid and nonassessable.
(l) Subsidiary Guarantors. Schedule 5(l) hereto sets forth all of the Subsidiary Guarantors in existence as of the Closing Date.
(m) Insurance. All policies of insurance of any kind or nature owned by the Parent Guarantor and its Subsidiaries are maintained with reputable insurers which to the Parent Guarantor's best knowledge are financially sound. The Parent Guarantor currently maintains insurance with respect to its Properties and business and causes its Subsidiaries (to the extent not covered by insurance policies of the Parent Guarantor) to maintain insurance with respect to their respective Properties and business against loss or damage of the kinds customarily insured against by corporations engaged in the same or similar business and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations including, without limitation, worker's compensation insurance.
     (n)  Environmental Protection.

          (i) There are no known conditions or circumstances known to the Parent Guarantor associated with the currently or previously owned or leased properties or operations of the Parent Guarantor or its Subsidiaries or tenants which may give rise to any Environmental Liabilities and Costs which would have a Material Adverse Effect; and

(ii) No Environmental Lien has attached to any Property of the Parent Guarantor or any of its Subsidiaries which would have a Material Adverse Effect.
     (o) Regulatory Matters. Except as described in the most recent Form 10-K or Report on Form 10-Q delivered to the Banks under
Section 6(g), the Parent Guarantor and its Subsidiaries are to the best of their knowledge in compliance with all rules, regulations and other requirements of the Food and Drug Administration ("FDA") and other regulatory authorities of jurisdictions in which the Parent Guarantor or any of its Subsidiaries do business or operate manufacturing facilities, including without limitation those relating to compliance by the Parent Guarantor's or any such Subsidiary's manufacturing facilities with "Current Good Manufacturing Practices" as interpreted by the FDA, except to the extent any such noncompliance would not have a Material Adverse Effect. Except as so disclosed, neither the FDA nor any other such regulatory authority has requested (or, to the Parent Guarantor's knowledge, are considering requesting) any product recalls or other enforcement actions that (a) if not complied with would result in a Material Adverse Effect and (b) with which the Borrower has not complied within the time period allowed.

(p) Title and Liens. Each of the Parent Guarantor and its Subsidiaries has good and marketable title to its real properties and owns or leases all its other material Properties, in each case, as shown on its most recent quarterly balance sheet, and none of such Properties is subject to any Lien except for Permitted Liens.
(q) Compliance with Law. Each of the Parent Guarantor and its Subsidiaries is in compliance with all applicable Law, including, without limitation, all Environmental Laws, except where any failure to comply with any such laws would not, alone or in the aggregate, have a Material Adverse Effect on the business or financial condition of the Parent Guarantor and its Subsidiaries taken as a whole, or the Parent Guarantor's ability to perform its obligations under the Loan Documents.
(r) Trademarks, Copyrights, Etc. The Parent Guarantor and each of its Subsidiaries own or have the rights to use such trademarks, service marks, trade names, copyrights, patents, licenses or rights in any thereof, as in the aggregate are adequate in the reasonable judgment of the Parent Guarantor for the conduct of the business of the Parent Guarantor and its Subsidiaries as now conducted.
(s) Year 2000 Issue. The Parent Guarantor and its Subsidiaries have reviewed the areas within their business and operations which could be adversely affected by, and have developed a program to address on a timely basis, the risk that certain computer applications used by the Parent Guarantor and its Subsidiaries (or their respective material suppliers, customers or vendors) may be unable to recognize and perform proper data-sensitive functions involving dates prior to and after December 31, 1999 (the "Year 2000 Problem"). The Year 2000 Problem will not result in a Material Adverse Effect.
(t) Pari Passu Obligations. The obligations of the Parent Guarantor under this Guaranty do rank at least pari passu in priority of payment with all other present unsecured Indebtedness of the Parent Guarantor.
(u) Investment Company Act. It is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended. The making of the Loans by the Banks, the application of the proceeds and repayment thereof and the consummation of the transactions contemplated by the Credit Agreement will not violate any provision of such act or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.
(v) Security Interests. Upon the occurrence of a Security Event, the filing of the UCC-1 financing statements delivered in connection with the Security Agreement and the recordation of the Mortgages, the Liens and security interests granted to the Collateral Agent for the benefit of the Banks (and the banks under the UBN Credit Agreement) pursuant to the Patent, Trademark and Copyright Security Agreement, the Pledge Agreement, the Mortgages and the Security Agreement constitute and will continue to constitute first priority, perfected liens and security interests in the Collateral under the Uniform Commercial Code (as in effect in the applicable jurisdiction) or other applicable Law, subject only to Permitted Liens. The Collateral Agent and the Banks shall be entitled to all the rights, benefits and priorities provided by the Uniform Commercial Code or such law. Upon such security interests becoming effective by their terms, the filing of financing statements relating to said security interests in each office and in each jurisdiction where required in order to perfect the security interests described above, the recording of the Mortgages in the jurisdictions where the real property subject thereto is located, taking possession of any stock certificates evidencing the Pledged Collateral and recordation of the Patent, Trademark and Copyright Security Agreement in the United States Patent and Trademark Office and United States Copyright Office (or equivalent Office of a foreign Governmental Authority in the case of Patents, Trademarks or Copyrights granted by such foreign Governmental Authority) as applicable, all such action as is necessary or advisable to establish such rights of the Collateral Agent will have been taken, and there will be upon execution and delivery of the Patent, Trademark and Copyright Security Agreement, the Mortgages, the Pledge Agreement and the Security Agreement, such filings and such taking of possession, no necessity for any further action in order to preserve, protect and continue such rights, except the filing of continuation statements with respect to such financing statements as required under the Uniform Commercial Code. All filing fees and other expenses in connection with each such action have been or will be paid by the Borrower.

     (w)  Corporate Headquarters.  The Parent Guarantor and the
Borrower maintain dual corporate headquarters in Oslo, Norway through Alpharma A.S. and in northern New Jersey (currently Fort
Lee), U.S.A. through the Parent Guarantor.

     SECTION 6 Affirmative Covenants. Incorporation of UBN Agreement Covenants. As long as any of the Guaranteed Obligations or any other amounts shall remain unpaid, or any Bank shall have any Line of Credit Loan Commitment under the Credit Agreement, unless otherwise agreed by the written consent of the Majority Banks, the Parent Guarantor shall comply with all of the affirmative covenants (the "Affirmative Covenants") set forth in
Section 6 of that certain Parent Guaranty dated as of January 20, 1999, made by the Parent Guarantor, as in effect on the date hereof, as amended by an Amendment No. 1 dated as of April 16, 1999, and Amendment No. 2 dated as of September 9, 1999, Amendment No. 3 dated as of April 19, 2000 and Amendment No. 4 dated as of May 2, 2000 (the "UBN Parent Guaranty"). The Affirmative Covenants and the definition used therein for purposes of the Affirmative Covenants are incorporated herein by reference, mutatis mutandis, as if set forth at length herein and shall run to the direct benefit of the Banks. It is acknowledged and agreed that the Parent Guarantor shall comply with the Affirmative Covenants as set forth in the UBN Parent Guaranty as in effect on the date hereof without regard to any amendment, modification, restatement or termination of any of the Affirmative Covenants of the UBN Parent Guaranty (or the UBN Parent Guaranty) which occurs after the date hereof. Any delivery or deliveries to be made to any agent or bank under the UBN Credit Agreement pursuant to the Affirmative Covenants shall also be made to the Administrative Agent and the Banks, if requested by the Administrative Agent.

SECTION 7 Negative Covenants. So long as any of the Guaranteed Obligations or any other amounts shall remain unpaid or any Bank shall have any Line of Credit Loan Commitment under the Credit Agreement, unless otherwise agreed by the written consent of the Majority Banks, the Parent Guarantor shall comply with all of the negative covenants (the "Negative Covenants") set forth in Section 7 of the UBN Parent Guaranty. The Negative Covenants and the definitions used therein for purposes of the Negative Covenants are incorporated herein by reference, mutatis mutandis, as if set forth at length herein and shall run to the direct benefit of the Banks. It is acknowledged and agreed that the Parent Guarantor shall comply with the Negative Covenants as set forth in the UBN Parent Guaranty as in effect on the date hereof without regard to any amendment, modification, restatement or termination of any of the Negative Covenants of the UBN Parent Guaranty (or the UBN Parent Guaranty) which occurs after the date hereof.
SECTION 8 Financial Covenants. As long as any of the Guaranteed Obligations shall remain unpaid or any Bank shall have any Line of Credit Loan Commitment under the Credit Agreement, unless otherwise agreed by the written consent of the Majority Banks, the Parent Guarantor shall comply with all of the financial covenants (the "Financial Covenants") set forth in
Section 8 of the UBN Parent Guaranty. The Financial Covenants and the definitions used therein for purposes of the Financial Covenants are incorporated herein by reference, mutatis mutandis, as if set forth at length herein and shall run to the direct benefit of the Banks. It is acknowledged and agreed that the Parent Guarantor shall comply with the Financial Covenants as set forth in the UBN Parent Guaranty as in effect on the date hereof without regard to any amendment, modification, restatement or termination of any of the Financial Covenants of the UBN Parent Guaranty (or the UBN Parent Guaranty) which occurs after the date hereof.
SECTION 9 Payments and Computations.
     (a) The Parent Guarantor shall make each payment payable by it hereunder not later than 11:00 A.M. (New York City time) on the day when due, in Dollars, to the Administrative Agent at its address referred to in Section 11.2 of the Credit Agreement in immediately available funds without set-off or counterclaims, for the account of the several Banks.

     (b)  No Reductions.

          (i) Subject to Section 9(b)(ii) and (iii), payments due to the Administrative Agent, the Syndication Agent, the Documentation Agent, the Co-Arranger or any Bank hereunder, and all other terms, conditions, covenants and agreements to be observed and performed by the Parent Guarantor hereunder, shall be made, observed or performed by the Parent Guarantor without any reduction or deduction whatsoever, including any reduction or deduction for any set-off, recoupment, counterclaim (whether sounding in tort, contract or otherwise) or Tax.

(ii) (x) If any withholding or deduction from any payment to be made by the Parent Guarantor hereunder is required for any Taxes under any applicable law, rule or regulation, then the Parent Guarantor will:
          (A) pay directly to the relevant taxing authority the full amount required to be so withheld or deducted;

          (B) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority; and

          (C) pay to the Administrative Agent for the account of the Banks such additional amount or amounts necessary to ensure that the net amount actually received by each Bank will equal the full amount such Bank would have received had no such withholding or deduction been required.

     In addition, to the extent permitted by applicable law, the Parent Guarantor agrees to pay any present or future stamp or documentary taxes, excise or property taxes, or any other charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Guaranty or the Notes (hereinafter referred to as "Other Taxes").

     Each Bank shall use its reasonable best efforts to designate another of its then existing offices as its Lending Office if the making of such designation would, without any detrimental effect to such Bank (as determined by the Bank in its sole discretion), avoid the need for, or reduce the amount of, such withholding or deduction from any payment to be made to such Bank by the Parent Guarantor hereunder required for any Taxes.

     The Parent Guarantor will indemnify each Bank and the Administrative Agent for the full amount of Taxes or Other Taxes paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This Indemnification shall be made within 30 days from the date such Bank or the Administrative Agent (as the case may be) makes written demand therefor.

     If the Parent Guarantor fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Banks, the required receipts or other required documentary evidence, the Parent Guarantor shall indemnify the Administrative Agent and the Banks for any incremental Taxes or Other Taxes, penalties, interest or expenses that may become payable by the Administrative Agent or any Bank as a result of any such failure.

               (y)  Notwithstanding subsection (x), the Parent
     Guarantor shall not be required to indemnify or pay additional amounts for or on account of:

          (A) Taxes imposed on or measured by the net income of the Administrative Agent or any Bank or franchise Taxes imposed on the Administrative Agent or any Bank, but in each case only to the extent imposed by the jurisdiction under the laws of which the Administrative Agent or such Bank is organized or doing business (other than as a result of the transactions contemplated by the Loan Documents or the Administrative Agent's or any Bank's enforcement of its rights under any Loan Document) or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which the Administrative Agent or such Bank's Lending Office or principal executive office is located or any political subdivision or taxing authority thereof or therein (except, in each case, to the extent required by the following paragraph to make payments on an after-tax-basis), or

          (B)  any Tax or Other Tax imposed by reason of either
     (i) the failure of the certification made by a Bank on any form provided pursuant to Section 9(b)(iii) to be accurate and true in all material respects unless any such failure is attributable solely to a Change in Tax Law that occurs on or after the date on which such form is provided by such Bank, or (ii) the failure by a Bank to deliver to the Parent Guarantor (or the Borrower) and the Administrative Agent two duly completed and executed copies of IRS Form 1001 or 4224 (or successor applicable forms) in accordance with the second sentence of Section 9(b)(iii), certifying that such Bank is entitled to receive payments under this Guaranty and the Loans without deduction or withholding of any United States federal income taxes, provided that this clause
     (B)(ii) will not apply if such failure is attributable solely to a Change in Tax Law that occurs on or after the date hereof.

     All amounts payable as additional amounts or indemnities pursuant to this Section 9(b) shall include an amount necessary to hold the Administrative Agent or the relevant Bank harmless on a net after-tax-basis from and against all Taxes required to be paid with respect to or as a result of the payment of such additional amount or indemnity (including, without limitation, Taxes described in clause (A) of the preceding paragraph.)

          (iii) Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) agrees that it will, on or before the date that the Parent Guarantor delivers this Guaranty, deliver to the Parent Guarantor and the Administrative Agent two duly completed and executed copies of IRS Form 1001 or 4224 or successor applicable form, as the case may be, certifying in each case that such Bank is entitled to receive payments payable to it under this Guaranty, and the Loans without deduction or withholding of any United States federal income taxes. Each Bank that undertakes to deliver to the Parent Guarantor and the Administrative Agent an IRS Form 1001 or 4224 under the preceding sentence further undertakes to deliver to the Administrative Agent and the Parent Guarantor two additional duly completed and executed copies of Form 1001 or 4224 (or successor applicable forms) on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Parent Guarantor and the Administrative Agent, and such extensions or renewals thereof as may reasonably be required by the Parent Guarantor, certifying, in the case of a Form 1001 or 4224, that such Bank is entitled to receive payments under this Guaranty and the Loans without deduction or withholding of any United States federal income taxes, unless, in any such case, an event (including, without limitation, any Change in Tax Law) has occurred before the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which causes such Bank to be no longer eligible to complete and deliver any such form with respect to it, in which case the Bank shall either (I) furnish to the Parent Guarantor such forms or other certification as the Bank (in its sole opinion) is legally entitled to furnish evidencing the Bank's eligibility for a complete exemption from or a reduced rate of withholding of United States federal income taxes, or (2) notify the Parent Guarantor that the Bank is not capable of receiving payments without any deduction or withholding of United States federal income tax.

     SECTION 10 Addresses for Notices. All notices and other communications provided for hereunder shall be in writing (including telegraphic or telecopy communication) and mailed, telegraphed, telecopied or delivered, if to the Parent Guarantor, addressed to it at One Executive Drive, Fort Lee, New Jersey 07024, Tel: (201) 947-7774, Fax: (201) 947-0795 Attention:
Treasurer, if to the Administrative Agent, addressed to it at the address specified in the Credit Agreement, or as to each party at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this Section. All such notices and other communications shall, when mailed or telegraphed, respectively, be effective when deposited in the mails or delivered to the telegraph company, respectively, addressed as aforesaid, and shall, when delivered or telecopied, be effective when received.

SECTION 11 No Waiver; Remedies. No failure on the part of any Guaranteed Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
SECTION 12 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default (as defined in the Credit Agreement), each Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Parent Guarantor against any and all of the obligations of the Parent Guarantor now or hereafter existing under this Guaranty, irrespective of whether or not such Bank shall have made any demand under this Guaranty. Each Bank agrees promptly to notify the Parent Guarantor after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Bank under this Section are in addition to other fights and remedies (including, without limitation, other rights of set-off) which such Bank may have.
SECTION 13 Continuing Guaranty; Transfer of Interest. This Guaranty is a continuing guaranty and shall (i) remain in full force and effect until indefeasible payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) be binding upon the Parent Guarantor, its successors and permitted assigns, provided that the Parent Guarantor may not assign or transfer its obligations hereunder without the consent of the Majority Banks, and (iii) inure to the benefit of and be enforceable by any Guaranteed Party, and its respective successors, transferees, and assigns, without limiting the generality of the foregoing clause (iii), any Bank may assign or otherwise transfer all or any part of its rights and obligations under the Credit Agreement in accordance therewith, and such other person or entity shall thereupon become vested with all the rights in respect thereof granted to such Bank herein or otherwise, subject, however, to the provisions of
Article XI of the Credit Agreement.
SECTION 14 Reinstatement. This Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party (as defined in the Credit Agreement) for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Loan Party's assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guaranteed Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Guaranteed Obligations, whether as a "voidable preference", "fraudulent conveyance", or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored, or returned, the Guaranteed Obligations shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
SECTION 15 Defined Terms. (a) As used in this Guaranty, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     "Adjusted Equity Ratio" has the meaning specified in Section 8(a) of the UBN Parent Guaranty.

     "Bermuda Partnership" means Alpharma Bermuda G.P., a general partnership formed under the laws of Bermuda.

     "Current Assets" means, at any time, as to the Parent
Guarantor and its Subsidiaries, the consolidated current assets of the Parent Guarantor and its Subsidiaries for the then most recently ended fiscal quarter, as shown on the Parent Guarantor's then most recent consolidated balance sheet at such time.

     "Current Liabilities" of the Parent Guarantor and its Subsidiaries means, at any time, (a) the consolidated current liabilities of the Parent Guarantor and its Subsidiaries plus (b) to the extent not included in (a), the current liabilities of any Person (other than the Parent Guarantor or any of its Subsidiaries) that are guaranteed by the Parent Guarantor or any of its Subsidiaries, in each case for the then most recently ended fiscal quarter as shown on the Parent Guarantor's then most recent consolidated balance sheet at such time.

     "Earnings from Operations" means, at any time, operating income for the Parent Guarantor and its Subsidiaries on a consolidated basis as set forth in the consolidated statement of income of the Parent Guarantor and its Subsidiaries for the immediately preceding four consecutive fiscal quarters (or such fewer number of consecutive fiscal quarters as shall have ended immediately following the Effective Date) for which financial statements have been delivered to the Banks pursuant to Section 6(g) of the UBN Parent Guaranty; provided, however, that if the Parent Guarantor or any of its Subsidiaries makes a Significant Acquisition, then there shall be in the foregoing calculation of EBIT the EBIT attributable to the product or product line so acquired.

     "EBIT" means, at any time, an amount equal to (a) the consolidated net income of the Parent Guarantor and its Subsidiaries before interest expense and provision for taxes (excluding extraordinary gains and losses and gains from sales of assets other than sales of inventory in the ordinary course of business ), in each case determined in accordance with GAAP for the immediately preceding four consecutive fiscal quarters (as shown on the Parent Guarantor's consolidated financial statements and other reports, statements, budgets and forecasts, if any, most recently delivered to the Administrative Agent);

     "EBITDA" means, for any period, an amount equal to (a) the consolidated net income of the Parent Guarantor and its Subsidiaries plus, to the extent deducted in computing such net income, interest expense and provision for taxes plus (b) the amount of all amortization of intangibles and depreciation that were deducted in arriving at such amount minus (c) the amount of all non-cash gains that were added in arriving at such amount, in each case determined in accordance with GAAP for such period (as shown on the Parent Guarantor's most recent consolidated financial statements delivered to the Administrative Agent); provided, however, that extraordinary gains and losses and gains from sales of assets other than sales of inventory in the ordinary course of business shall be excluded from the calculation of such consolidated net income; provided, further that if the Parent Guarantor or any of its Subsidiaries makes a Significant Acquisition during such period, then there shall be included in the foregoing calculation of EBITDA the EBITDA of the acquired Person and/or the EBIT attributable to the acquired product or product line, as the case may be, for such period; provided, further, that subject to the consent of the Banks (which shall not be unreasonably withheld), the following items may be excluded from the calculation of EBITDA for purposes of calculating the Margin Ratio under the Credit Agreement and compliance with Section 7(f)(i)(B) of the UBN Parent Guaranty:
(i) one time charges resulting from reorganizations of the Parent Guarantor and/or both existing and new Subsidiaries, (ii) gains and/or losses from the sale of a business and (iii) one time charges in connection with an acquisition as may be required in accordance with GAAP (and, for the avoidance of doubt, the Banks have consented to the exclusion of the one time charge relating to the acquisition of Arthur H. Cox & Co. Limited, a U.K. company and English company, and its Subsidiaries from the calculation of EBITDA as aforesaid).

     "Group" means, with respect to any Person, a group of Persons all of whom are, directly or indirectly, wholly-owned Subsidiaries of the Parent Guarantor and which consists of (a) such Person and (b) any other Person (other than the Parent Guarantor) (i) the stock of which is wholly-owned, either directly or indirectly, by such Person or (ii) which, directly or indirectly, owns all of the stock of such Person.

     "Net Worth" means, at any time, as to the Parent Guarantor and its Subsidiaries on a consolidated basis, the excess of total assets over total liabilities, as shown on the Parent Guarantor's then most recent consolidated balance sheet.

     "Permitted Indebtedness" has the meaning specified in
Section 7(f) of the UBN Parent Guaranty.

     "Permitted Liens" has the meaning specified in Section 7(a) of the UBN Parent Guaranty.

     "Permitted Intercompany Indebtedness" means Indebtedness incurred by the Parent Guarantor, the Borrower, a Subsidiary Guarantor, Pledged Subsidiary or any (directly or indirectly) wholly-owned Non-U.S. Subsidiary of the Parent Guarantor and owing to the Parent Guarantor, any Subsidiary Guarantor, Pledged Subsidiary or any (directly or indirectly) wholly-owned Non-U.S. Subsidiary of the Parent Guarantor (as the case may be).

     "Senior Ratio" means at any time the sum of (a) the aggregate principal amount of all Senior Indebtedness at such time outstanding divided by (b) EBITDA at such time.

     "Senior Indebtedness" means all Indebtedness of the Parent
Guarantor and its Subsidiaries on a consolidated basis other than Subordinated Indebtedness.

     "Significant Acquisition" means an acquisition (whether in a single Transaction or in a series of transactions over any 12 month period) of Equity or assets having a fair market value greater than $50,000,000 in the aggregate.

     "Significant Acquisition Date" means, with respect to a Significant Acquisition, the date on which the transaction involving such Significant Acquisition (or, if a series of transactions, the first transaction in which the fair market value of the Acquisition when aggregated with all other acquisitions during such 12 month period exceeded $50,000,000) is consummated.

     "Subordinated Indebtedness" means, as to the Parent Guarantor and its Subsidiaries, Indebtedness that (a) is subject to subordination terms that are no less favorable to the Banks than those contained in Exhibit A hereto and that are otherwise satisfactory to the Administrative Agent and (b) does not commence to amortize or otherwise require any mandatory installments of principal until six months after the Termination Date.

     "Total Capital" means, at any time, as to the Parent
Guarantor and its Subsidiaries on a consolidated basis, the sum for the Parent Guarantor and its Subsidiaries of (a) Net Worth plus (b) Subordinated Indebtedness.

     "Total Interest Expense" means, for any period, the cash interest expense incurred by the Parent Guarantor and its Subsidiaries, on a consolidated basis, for such period with respect to the aggregate amount of all Indebtedness outstanding during such period; provided, however, that if the Parent Guarantor or any of its Subsidiaries makes a Significant Acquisition during such period, then there shall be included in the foregoing calculation of Total Interest Expense the Total Interest Expense of the acquired Person and/or the Total Interest Expense attributable to the acquired product or product line, as the case may be, for such period.

     "Total Indebtedness" means, at any time, the aggregate principal amount of Indebtedness of the Parent Guarantor and its Subsidiaries (on a consolidated basis) outstanding at such time.

     Any terms used in this Guaranty and not otherwise defined are used with the meaning ascribed thereto in the Credit
Agreement.

     SECTION 16 GOVERNING LAW.  THIS GUARANTY SHALL BE GOVERNED
BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF
NEW YORK.

SECTION 17 WAIVER OF JURY TRIAL.  THE PARENT GUARANTOR
IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR
PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES HEREUNDER,
UNDER THE CREDIT AGREEMENT OR UNDER THE OTHER LOAN DOCUMENTS
RELATIVE TO EACH OF THE FOREGOING.
           [SIGNATURE PAGE 1 OF 1 TO PARENT GUARANTY]

     IN WITNESS WHEREOF, the Parent Guarantor has caused this
Guaranty to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

                                   ALPHARMA INC.



                                   By:
                                     Name:
                                     Title:



                          Schedule 5(k)

                          Subsidiaries

                          Schedule 5(l)

                      Subsidiary Guarantors